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                                                           EXHIBIT 99.0

PRESS RELEASE

FOR RELEASE:   Immediately

CONTACT:       Victor J. Galan
               Chairman and Chief Executive Officer
               (787) 766-8301


         R&G FINANCIAL CORPORATION CLOSES OFFERING OF
         2,000,000 SHARES OF SERIES A PREFERRED STOCK

     SAN JUAN, PUERTO RICO -- August 31, 1998 - R&G Financial Corporation (NASDAQ: RGFC) (the "Company") announced today the closing of the offering of
2.0 million shares of its 7.40% Noncumulative Monthly Income Preferred Stock, Series A ($25 Liquidation Preference Per Share) (the "Series A Preferred Stock"), at a per share price of $25.00. The aggregate net offering proceeds are estimated to be $43.5 million. The Series A Preferred Stock is quoted on the Nasdaq National Market under the symbol "RGFCP." Santander Securities Corporation of Puerto Rico, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Friedman, Billings, Ramsey & Co., Inc. acted as co-managing underwriters for the offering.

     The Company is a bank holding company with assets totaling $1.8 billion on June 30, 1998. The Company operates R-G Premier Bank of Puerto Rico, a Puerto Rico-chartered commercial bank, R&G Mortgage Corp., a Puerto Rico-chartered mortgage banking company, and Champion Mortgage Corporation, a Puerto Rico-chartered mortgage banking company.
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